Exhibit 10.1
EMPLOYMENT AGREEMENT
BETWEEN
PURE EARTH, INC.
AND
MARK ALSENTZER
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of this 1st day of June, 2008 (the “Effective Date") by and between Pure Earth, Inc., a Delaware corporation (the “Company”) and Mark Alsentzer (the “Employee”).
BACKGROUND
The Company is engaged in variety of environmentally related businesses, including, but not limited to, handling of contaminated soils, beneficial reuse of industrial waste streams, rock and soils, acquiring and hauling of construction debris, and the brokering and transportation of soils (the “Business"). The Company desires to employ Employee and Employee desires to accept employment on the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions contained herein, and intending to be legally bound hereby, the parties agree as follows:
1.	Employment and Term.
A. The Company hereby employs Employee as Chief Executive Officer and President of the Company, which employment Employee hereby accepts. The Company shall use its best efforts consistent with the faithful discharge of the fiduciary duties of the Board of Directors of the Company to cause Employee to be elected to the Board of Directors of the Company and retained as a member thereof during the Term (as defined below).
B. Employee agrees to serve the Company in the capacity set forth above, subject to the terms and conditions of this Agreement, for a period of five (5) years beginning on the date hereof (the "Initial Term”). The Initial Term shall be automatically renewed for an additional five (5) year period (such period, the “Renewal Term” and together with the Initial Term, the “Term”), unless either party gives written notice of non-renewal at least one hundred twenty (120) days prior to the expiration of the Initial Term.
2.	Duties.
During the Term, Employee shall have full responsibility for and authority over the management of the Company, including but not limited to, finances and expenditures, purchasing, project development, and personnel, and managing acquisitions and divestitures for the Company. In carrying out his duties, Employee agrees to comply with any approval procedures or Company policies that may be implemented by the Board of Directors of the Company. Subject to the terms of this Agreement, Employee shall use his best efforts to perform all duties required in furtherance of his position or as may be assigned to him from time to time by the Board of Directors of the Company, which pertain to the Company’s business activities. Employee shall devote his time, energy, skill, and best efforts during usual business hours to promote the Company’s business and affairs and perform his duties under this Agreement, and shall not continue or assume any other business affiliations which materially conflict or interfere with the performance of his services hereunder, without the prior written consent of the Company, which shall not unreasonably be withheld. Notwithstanding the foregoing, the Company expressly acknowledges and agrees that Employee has other non-competing business interests and serves on the board of directors of certain non-competing companies, which may from time to time require the attention of Employee (not to exceed ten (10) business hours per week). During the Term, Employee shall be governed by and be subject to all of the Company’s rules and regulations whether oral or written, which are applicable to Company employees in general. Employee agrees to reasonable travel as required in pursuit of his responsibilities.

3.	Compensation.
A. The Company shall pay Employee or his designee, and Employee shall accept, as Employee’s sole compensation for all services rendered to the Company pursuant hereto in whatever capacity rendered):
(1) A base annual salary (“Base Annual Salary”) of not less than $275,000. The Base Annual Salary shall be payable at regular intervals in accordance with the Company’s normal payroll practice, subject to such payroll withholdings and deductions as may be required by law. Subject to the terms of Section 3C below, the Base Annual Salary shall be increased in the sole discretion of the Board of Directors of the Company (or the compensation committee thereof, as the case may be), but in any case shall be increased by at least five percent (5%) per year during the Term.
(2) An annual bonus (the “Bonus”) to be determined by the Board of Directors of the Company in its sole discretion.
(3) During the Term, Employee shall be entitled to participate in any bonus or incentive compensation plans in addition to the Bonus, as the Company may, from time to time and in its sole discretion, make available to its other executives, provided, however that Employee shall be entitled to participate in any employee stock option plan to the extent implemented by the Company’s Board of Directors. The Company does not guarantee the adoption or implementation of any particular employee benefit plan or program, and to the extent permissible by applicable law, expressly reserves the right to modify or withdraw any such plan, program or arrangement applicable to the Company’s executives without the prior written consent of Employee; provided however, that the Company shall not reduce or impair any benefits earned and accrued under any such plan, program or arrangement prior to the date of the modification, discontinuance or termination.
B. During the Term, Employee may incur reasonable expenses in furtherance of or in connection with the Business, and/or in connection with his regular travel to the State of Florida. The Company shall reimburse Employee for such expenses on his presentation of an itemized account with appropriate receipts or vouchers therefor in accordance with the Company’s normal practice.
C. During the Term, Employee may, within thirty (30) days following the end of each anniversary of the Effective Date, request that the Board of Directors of the Company or its compensation committee (as appropriate), order a compensation study, at Company’s expense, from a mutually agreed-upon firm experienced in preparing such studies. The compensation study shall compare the total compensation of Employee to that of persons holding similar positions at companies comparable to the Company with respect to the nature of their businesses, capitalization, and annual revenues. The Board of Directors of the Company or its compensation committee (as appropriate) shall, upon receipt of the compensation study, promptly adjust Employee’s total compensation to the extent necessary to be competitive, in its reasonable judgment, with the total compensation offered to persons holding similar positions at such comparable companies.
4.	Fringe Benefits.
A. During the Term, Employee shall be provided with a Company car, which car shall be similar, in the Company’s sole discretion, to that used by Employee prior to the date hereof in the course of his duties for the Company. Such car shall be returned to the Company at the expiration of the Term. The Company shall also reimburse Employee or pay directly, as appropriate, in each case in accordance with Company policy, for the reasonable cost of gas, oil, service, maintenance and automobile insurance for such car. In lieu of the foregoing, the Employee shall have the option to use his own car in connection with the Business and be paid a car allowance of $1,200 per month, together with additional reimbursement for the reasonable cost of gas, oil, service and maintenance, in accordance with Company policy; provided, however, that if such car is leased, and in any lease year, Employee shall use such car in connection with the Business in excess of 15,000 miles, Employee shall also be paid twenty-five cents ($.25) per mile for such excess, such amount to be paid at the end of the lease term.
B. During the Term, Employee shall be entitled to participate in and receive such other benefits of fringe benefit programs as are from time to time offered or provided to other similarly situated employees of the Company on terms at least as favorable as the most favorable terms offered to any other similarly situated employee. Each plan or program shall recognize all periods of prior service with Company, including its predecessors, for all plan or program purposes and shall provide for immediate entry and coverage and Company shall amend any plan or program that does not already provide the foregoing, whether by operation of law or by the terms of its governing documents and instruments.

C. Employee shall be entitled to no less than four (4) weeks of paid vacation during each calendar year of the Term (prorated for any partial year).
D. During the Term, and in addition to any group term life insurance otherwise generally provided to executive employees of the Company, the Company will purchase and maintain at its expense term life insurance on the life of Employee in the face amount of $500,000 payable to Employee’s designated beneficiary, as identified on Appendix A; provided, however, that the Company’s obligation to purchase and maintain such insurance shall be contingent upon Employee’s insurability at no more than 150% of standard risk costs from a reputable insurance carrier.
E. All grants of stock options and/or restricted stock to Employee shall provide that any unvested stock options or restricted stock awarded to Employee shall immediately become fully vested in the event that Employee’s employment terminates for the reasons specified in Sections 5(A), 5(B), 5(C)(2), 5(D)(1) or 5(G) of this Agreement, as of the date of such termination.
5.	Termination.
A. Death. If Employee dies during the Term, then his rights to compensation hereunder shall terminate as of the date of his death, and neither he nor his estate shall have any further rights hereunder, except that the Company shall pay the Employee’s estate (i) such portion of his Base Annual Salary provided for in Section 3A(1) hereof, as may be accrued but unpaid through the date of his death, and (ii) any Bonus, as may be accrued but unpaid through the date of his death.
B. Disability. If Employee becomes Disabled (as defined herein) then the Company shall have the option to terminate Employee’s employment on thirty (30) days advance written notice (in accordance with Section 8 herein), except that, upon termination of Employee’s employment, the Company shall pay Employee (1) such portion of his Base Annual Salary provided for in Section 3A(1) hereof, as may be accrued but unpaid through the date of his termination, and (2) any Bonus, as may be accrued but unpaid through the date of his termination. For the purposes of this Agreement, "Disabled” shall mean that Employee has a physical or mental condition or other incapacity beyond his control that renders him unable to fulfill his duties hereunder for a continuous period of four (4) months or for shorter periods aggregating more than eighty (80) working days in any twelve (12) month period. Employee becoming Disabled shall not extend the Term of this Agreement.
C. Termination By Employee. Nothing in this Agreement shall be construed to prevent Employee from terminating his employment for any reason, upon sixty (60) days advance written notice upon which, Employee’s rights to compensation hereunder shall terminate immediately except as provided in this Agreement.
(1) Without Good Reason. Employee’s employment and rights to compensation hereunder shall terminate immediately if Employee voluntarily leaves the employment of the Company without Good Reason (as defined in section 5(C)(2) below), except that the Company shall pay Employee (a) such portion of his Base Annual Salary provided for in Section 3A(1) hereof, as may be accrued but unpaid on the date of his termination, and (b) any Bonus, as may be accrued but unpaid through the date of his termination.
(2) With Good Reason. Employee’s employment and rights to compensation hereunder shall terminate immediately if Employee voluntarily leaves the employment of the Company with Good Reason (as defined below), except that the Company shall pay Employee (a) his Base Annual Salary otherwise payable under Section 3A(1) at the rate in effect as of January 1 of the year in which the date of termination occurs, for the remaining portion of the then-current Term (i.e., the Initial Term or the Renewal Term, as the case may be) but in no event less than thirty-five (35) months, payable in accordance with normal payroll practices, (b) a Bonus for the year in which falls the date of termination, provided such date of termination is on or after October 1 of such year, (c) the monthly premiums, as they become due, for the same or substantially similar health insurance as held by Employee on the date of termination, until the earlier of (i) twenty-four (24) months after the date of termination, and (ii) the date on which Employee begins to receive health insurance coverage principally paid for by another employer, and (d) within thirty (30) days after the date of termination, a lump sum cash payment equal to the amount by which (i) a sum equal to the product of 2.99 and the average aggregate annual compensation paid to the Employee and includable in the Employee’s gross income for federal income tax purposes during the two calendar years preceding the taxable year in which the date of termination occurs (or such lesser amount of time if the Employee has not been employed by Company for two years at the time of termination) by Company subject to United States income tax exceeds (ii) the aggregate amount of the scheduled payments to be made to Employee pursuant to subsection (a) of this Section 5(C)(2). If Employee dies prior to all such required payments being made, then all remaining payments shall be made in accordance with the Company’s normal payroll practices, to Employee’s designated beneficiary, as identified on Appendix A. For the purposes of this Agreement, the term “Good Reason” shall mean:
(a) A requirement that he engage in protracted, continuous business travel without his consent;
(b) A reduction in Employee’s Base Annual Salary below the amounts specified in Section 3A(1) without Employee’s written consent;
(c) A material breach by Company of this Agreement, which breach is not cured or corrected within thirty (30) days of written notice of same by Employee;
(d) Employee ceases involuntarily to be a member of the Board of Directors of the Company (other than by reason of death, disability or termination for cause).
D. Termination by the Company.
(1) Without Cause. Nothing in this Agreement shall be construed to prevent Employee’s termination by the Company for any reason other than cause (as defined in Section 5E below); provided, however, that in the event of the termination by the Company without cause, the Company shall pay Employee (a) his Base Annual Salary otherwise payable under Section 3A(1) at the rate in effect as of January 1 of the year in which the date of termination occurs, for the remaining portion of the then-current Term (i.e., the Initial Term or the Renewal Term, as the case may be) but in no event less than thirty-five (35) months, payable in accordance with normal payroll practices, (b) a Bonus for the year in which falls the date of termination provided such date of termination is on or after October 1 of such year, (c) the monthly premiums, as they become due, for the same or substantially similar health insurance as held by Employee on the date of termination, until the earlier of (i) twenty-four (24) months after the date of termination, and (ii) the date on which Employee begins to receive health insurance coverage principally paid for by another employer, and (d) within thirty (30) days after the date of termination, a lump sum cash payment equal to the amount by which (i) a sum equal to the product of 2.99 and the average aggregate annual compensation paid to the Employee and includable in the Employee’s gross income for federal income tax purposes during the two calendar years preceding the taxable year in which the date of termination occurs (or such lesser amount of time if the Employee has not been employed by Company for two years at the time of termination) by Company subject to United States income tax exceeds (ii) the aggregate amount of the scheduled payments to be made to Employee pursuant to subsection (a) of this Section 5(D)(1). If Employee dies prior to all such required payments being made, then all remaining payments shall be made in accordance with the Company’s normal payroll practices, to Employee’s designated beneficiary, as identified on Appendix A.
(2) For Cause. Subject to and in accordance with Section 5F below, the Company may terminate Employee’s employment and his rights to compensation hereunder for cause. If Employee is terminated for cause, Employee’s employment and rights to compensation hereunder shall terminate immediately except that the Company shall pay the Employee such portion of his Base Annual Salary provided for in Section 3A(1) hereof, as may be accrued but unpaid on the date of his termination.
E. Definition of Cause. For the purposes of this Agreement, the term “cause” shall mean:
(1) Conviction of Employee for any felony, fraud or embezzlement or crime of moral turpitude;

(2) Employee’s deliberate refusal to fulfill his duties hereunder other than due to Disability or direction to commit any illegal or immoral act;
(3) Controlled substance abuse, alcoholism or drug addiction that interferes or adversely affects Employee’s responsibilities to the Company or which reflect negatively upon the integrity or reputation of the Company; or
(4) Employee’s material breach of any covenants contained in this Agreement, which breach remains uncured after the passage of thirty (30) days from the date of Company’s written notice of such breach, provided, however, for this purpose, a breach shall be deemed fully cured and corrected if, within the aforementioned cure period, Employee has taken substantial steps to cure and correct such breach (to the extent that such breach is susceptible to cure) and full correction or cure is reasonably expected.
F. Certain Procedures Regarding a Termination for Cause. If the Company believes it has cause to terminate Employee, the Company shall notify Employee in writing of such belief and the specific factual predicate for its belief. Thereupon, Employee shall have a thirty (30) day period in which to correct or cure the complained of acts or omissions (but only to the extent such acts or omissions are susceptible to cure), which shall be deemed to have occurred if within the aforementioned cure period, Employee has taken substantial steps to cure and correct such conduct and full correction or cure is reasonably expected. Alternately or in addition, during the aforementioned period, Employee may convene a special meeting of the Board of Directors of Company to present reasons why such complained of acts or omissions do not constitute cause. The decision of the Board of Directors of Company shall be given by the end of such period and shall be final. However, cause for termination shall not exist unless and until the procedure set forth in this Section 5F has been followed.
G. Termination in Connection with a Change of Control. Notwithstanding anything to the contrary in this Agreement, if employee’s employment shall be terminated (1) by the Company (other than for cause) within six (6) months following a Change of Control (as defined below), (2) by the Company prior to a Change of Control, and Employee reasonably demonstrates that his termination was at the request of a third party who indicated an intention or took steps reasonably calculated to effect a Change of Control, or (3) by Employee within six (6) months following a Change of Control, then Employee’s employment and rights to compensation hereunder shall terminate immediately, and in lieu of any other salary, bonus or compensation provided in this Agreement, the Company shall pay Employee (a) such portion of his Base Annual Salary provided for in Section 3A(1) hereof, as may be accrued but unpaid on the date of his termination, and (b) an amount equal to (x) the average aggregate annual compensation paid to the Employee and includable in the Employee’s gross income for federal income tax purposes during the five calendar years preceding the taxable year in which the date of termination occurs (or such lesser amount of time if the Employee has not been employed by Company for five years at the time of termination) by Company subject to United States income tax, multiplied by (y) 2.99, such payment to be made in a lump sum on or before the fifth day following the date of termination; provided, however, that if the lump sum severance payment under this Section 5G, either along or together with other payments which the Employee has the right receive from the Company, would constitute a “parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such lump sum severance payment shall be reduced to the largest amount as will result in no portion of the lump sum severance payment under this Section 5G being subject to the excise tax imposed by Section 4999 of the Code. The determination of any reduction in the lump sum severance payment under this Section 5G pursuant to the foregoing provision shall be made by independent counsel to Company in consultation with the independent certified public accountants of Company. For purposes of this Agreement, a “Change of Control” of the Company shall be deemed to occur (i) upon any Change of Control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A or Item 5.01 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended and the regulations thereunder (“Exchange Act”); (ii) upon the acquisition by any person or group of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of twenty-five percent (25%) or more of the combined voting power of the Company’s outstanding securities then entitled to vote generally in the election of directors, excluding however acquisitions by the Company or any of its Affiliates, or any employee benefit plan sponsored or maintained by the Company, or by a corporation pursuant to a reorganization, merger, consolidation, division or issuance of securities if the conditions described in clauses (v) (A) and (B) below are satisfied; (iii) if individuals who constitute the Board of Directors as of the date of this Agreement (“Incumbent Board”), cease for any reason to constitute at least a majority of the Board of Directors during any twenty-four (24) month period; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Board of Directors shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; (iv) the consummation of a sale of all or substantially all of the assets of the Company or the complete liquidation or dissolution of the Company; or (v) upon a reorganization, merger, consolidation, division or issuance of securities of the Company, in each case unless following such transaction (A) not less than sixty percent (60%) of the outstanding equity securities of the corporation resulting from or surviving such transaction and of the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned by the holders of the Company common stock immediately prior to such transaction in substantially the same proportions as their ownership immediately prior to such transaction, and (B) at least a majority of the members of the board of directors of the resulting or surviving corporation were members of the Incumbent Board.
H. Delay in Payment in Certain Situations. Notwithstanding any other provisions of this Section 5, no cash payments will be made to Employee pursuant to Section 5C(2), Section 5D, and Section 5G unless and until he has experienced a “separation from service” with the Company and its Affiliates, within the meaning of Section 409A of the Code. In addition, if the Employee is a “specified employee,” within the meaning of Section 409A of the Code, such cash payments shall be suspended for a period of six (6) months from the date of such separation from service. Any cash payments so suspended shall be made in a single lump sum on or before the fifth day following the expiration of such six-month period.
I. Certain Matters Related to Termination. Upon any termination of Employee’s employment under this Agreement, Employee shall immediately resign, without claim for compensation (except as otherwise provided herein), as an officer and director of the Company and any of its Affiliates. In the event of Employee’s failure to do so, Employee hereby irrevocably authorizes and appoints the Chairman of the Board of Directors of the Company as his lawful attorney-in-fact in his place, in his name and on his behalf to sign and deliver such resignations to the Board. Such power of attorney shall be irrevocable and shall be deemed coupled with an interest.
6.	Trade Secrets and Non-Competition.
A. Employee covenants and agrees that he will at all times keep confidential and will not at any time, except with the prior written consent of the Company, directly or indirectly, communicate or disclose or use for his benefit or the benefit of any Person except the Company, any trade or confidential or proprietary information of the Company or its Affiliates, including but not limited to, technical know-how, processes, blue prints, designs, drawings, customer lists, fees, data, reports, records, plans, policies, applications, or other documents and will also use his best efforts to prevent unauthorized disclosure by others. Notwithstanding the foregoing, Employee may disclose such information to the extent required by judicial or administrative process, provided that Company is given advance written notice of such judicial or administrative request to enable Company to take legal action to prohibit such disclosure.
B. Employee agrees that he will not, during the Term and for a period of one (1) year after the effective date of termination of his employment hereunder, except with the Company’s prior written consent, in any capacity, directly or indirectly, whether as employee, owner, investor, partner, agent, director, officer, shareholder, or in other capacity, for his own benefit or for the benefit of any Person:
(1) directly or indirectly, either individually or as an investor, agent, partner, shareholder, member, manager, officer, director, consultant or in any other capacity, participate in, engage in or assist any Person to engage or participate in or have a financial or other interest in, directly or indirectly, any business, venture or enterprise of any kind that is involved in all or any part of the Business within one hundred fifty (150) miles of the Company’s offices in Trevose, Pennsylvania; provided, however, that ownership of up to 20% of any class of securities of any entity, the equity securities of which are registered pursuant to the Exchange Act, shall not, by itself, constitute a violation of this Section 6B(1);
(2) directly or indirectly, individually or as an investor, agent, partner, shareholder, member, manager, officer, director, consultant or in any other capacity, induce or solicit, attempt to induce or solicit or assist others to induce or solicit any Person who is an employee, customer, supplier or any other Person having a business or employment relationship with the Company or any of its Affiliates, to terminate or curtail such relationship, or do anything to adversely interfere with the relationship with any such Person.

C. The parties agree that any breach by Employee of the covenants and agreements in this Section 6 will result in irreparable injury to the Company for which money damages could not adequately compensate the Company, and therefore, in the event of any such breach, the Company shall be entitled (in addition to any other rights and remedies which it may have at law or in equity) to have an injunction issued by any competent court of equity enjoining and restraining Employee and/or any other Person involved therein from continuing such breach. The existence of any claim or cause of action that Employee may have against the Company or any other Person shall not constitute a defense or bar to the enforcement of such covenants. If the Company is obliged to resort to the courts for the enforcement of any of the covenants or agreements contained herein, or if such covenants or agreements are otherwise the subject of litigation between the parties, then the term of such covenants and agreements shall be extended for a period of time equal to the period of such breach, which extension shall commence on the later of (i) the date on which the original (unextended) term of such covenants and agreements is scheduled to terminate or (ii) the date of the final court order (without further right of appeal) enforcing such covenant or agreement. The covenants contained in this Section 6 are independent of all other agreements between Employee and the Company shall remain binding upon Employee notwithstanding any breach of this Agreement by the Company and shall survive the termination or expiration of this Agreement.
D. If any portion of the covenants or agreements contained herein, or the application thereof, is construed to be invalid or unenforceable, then the other portion of such covenant(s) or agreement(s) or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions. If any covenant or agreement herein is held to be unenforceable because of the area covered, the duration thereof, or the scope thereof, then the court making such determination shall have the power to reduce the area and/or duration and/or limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.
E. All information, client lists, data, reports, blue prints, drawings, records, plans, policies, applications, and other papers, articles, and materials of any kind relating to the Business and obtained by Employee in the course of his association with the Company, whether developed by him or not, shall be and remain the Company’s property and will be returned to the Company along with any and all copies thereof, at such time as Employee ceases to be an employee of the Company.
7.	Conflict of Interest.
A. Employee represents and warrants that he is not subject to any restrictions or prohibitions whatsoever, and has no interest whatsoever, contractual or otherwise, which would in any way prevent, restrict or interfere with his right and/or ability to enter into this Agreement and perform hereunder, or which would create a conflict of interest for himself or for the Company or its Affiliates.
B. Employee covenants that, during the Term, he will disclose to the Company, in writing, any and all interests he may have, whether for profit or compensation or not, in any venture or activity which could interfere with his ability to perform under this Agreement or create a conflict of interest for himself or for the Company.
8.	Notices.
All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, at the following addresses or to such other address as either party may designate by like notice:
A.	If to Employee, to:

Mark Alsentzer 1330 Sabal Palm Dr. Boca Raton, Fl 33432

B.	If to Company, to:

Pure Earth, Inc. Attention: Chairman of the Board One Neshaminy Interplex, Suite 201 Trevose, PA 19053 Telecopy: (215) 639-8756

With a copy to:

Gary P. Scharmett, Esquire Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, Pennsylvania 19103 Telecopy: (215) 564-8120
9.	Insurance and Indemnification
A. Subject to applicable law, for a period of six (6) years following completion of the Term, the Company will: (i) indemnify Employee and his heirs and representatives to the extent provided in the Company’s Amended and Restated Certificate of Incorporation and By-Laws in effect on the date of this Agreement and will not amend, reduce or limit rights of indemnity afforded to them or the ability of the Company to indemnify them, nor hinder, delay or make more difficult the exercise of such rights of indemnity and (ii) maintain director and officer liability insurance coverage providing Employee with coverage (1) at least as favorable as the policies covering the Company’s directors and officers or (2) as favorable as is available at a cost to the Company of up to 125% of the premiums being paid by the Company on behalf of its officers and directors at such time.
B. If any claim is (or claims are) made against Employee and his heirs and representatives, including legal counsel, arising from Employee’s services as a director, officer and employee of the Company, within six (6) years from the expiration of the Term, the provisions of this Section 9 respecting the Company’s Amended and Restated Certificate of Incorporation and By-Laws shall continue in effect until the final disposition of all such claims.
C. The Company agrees to provide written notice to Employee immediately upon learning of any claim or threatened claim against Employee by any third party relating to or arising out of the business of the Company or Employee’s prior service as a director, officer, employee or controlling shareholder of the Company. The Company further agrees to provide to Employee any complaints and other relevant documentation related to such claims immediately upon receipt of such documentation.
D. Employee agrees that he will cooperate with and assist the Company, as is reasonably requested by the Company, in its defense of any action or proceeding against the Company, its directors, officers, employees or affiliates arising out of or in any way related to any transactions, events or other matters which occurred during the period of his employment with the Company, to the extent that such cooperation and assistance will not impair Employee’s legal rights or remedies or increase the likelihood that Employee will incur any liabilities as a result thereof. This Agreement shall not preclude Employee from testifying in such action or proceeding. In the event that Employee does cooperate with and assist the Company in its defenses of such an action or proceeding, the Company agrees to reimburse Employee for all reasonable expenses incurred by Employee in providing such assistance.
10.	Additional Provisions.
A. This Agreement shall inure to the benefit of and be binding upon the Company, and its successors and assigns and Employee, his heirs, executors, administrators and legal representatives.
B. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and cannot be changed or terminated orally. This Agreement supersedes all prior and contemporaneous written or oral agreements between the parties relating to the subject matter hereof. No modification or waiver of any of the provisions hereof shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

C. If any provision of this Agreement shall be or shall become illegal or unenforceable in whole or in part, for any reason whatsoever, the remaining provisions shall nevertheless be deemed valid, binding and subsisting.
D. No failure on the part of any party hereto to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
E. This is a personal service contract and may not be assigned by Employee.
F. The headings of the several sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.
G. The term “Person” shall mean an individual, corporation, partnership, limited liability company, trust or other entity. The term “Affiliate“shall mean, with respect to a Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise
H. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws and each party hereto consents to the exclusive jurisdiction and venue of the state courts located in Bucks County, Pennsylvania and the federal courts for the Eastern District of Pennsylvania. The parties irrevocably consent to service of process by certified mail, return receipt requested to the addresses set forth herein, or to such other address as to which notice thereof has been given. EACH PARTY WAIVES THE RIGHT TO REQUEST A JURY TRIAL IN ANY ACTION OR PROCEEDING PURSUANT HERETO.
I. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same document.
J. Employee acknowledges that he has carefully read and considered the provisions of this Agreement and has had an opportunity to consult with independent legal counsel of his choosing prior to executing this Agreement.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

COMPANY:		EMPLOYEE:

PURE EARTH, INC.

By:	/s/ Brent Kopenhaver	/s/ Mark Alsentzer

Name:	Brent Kopenhaver	Mark Alsentzer
Title:	Chief Financial Officer

APPENDIX A
BENEFICIARY DESIGNATION
I, [NAME], intending to revoke any and all beneficiary designations that I may have made pursuant to the Employment Agreement between myself and PURE EARTH, INC. hereby make the following designation of beneficiary, in the order named, to receive any payment due to me in the event of my death before having received full payment of compensation to which I am entitled:
A. PRIMARY BENEFICIARY:

1.		2.

	(Name)		(Name)

(Address)		(Address)

(City)	(State)	(City)	(State)

(Relationship)		(Relationship)
B. CONTINGENT BENEFICIARY:

1.		2.

	(Name)		(Name)

(Address)		(Address)

(City)	(State)	(City)	(State)

(Relationship)		(Relationship)
I acknowledge that if more than one primary or contingent beneficiary is designated, payment shall be equally divided between the beneficiaries surviving at my death, unless otherwise specified by this form.
I hereby reserve the right to change or to revoke this designation at any time without notice to any beneficiary by delivery of a new written designation to Company. I acknowledge, however, that no beneficiary designation will be effective until acknowledged in writing by Employer in the space provided below.

IN WITNESS WHEREOF, I have signed this Beneficiary Designation as of this  _____  day of  _______________, 200__.
Witness:

[Name]
Receipt of this Beneficiary Designation is hereby acknowledged on this  _____  day of  __________, 200__.

PURE EARTH, INC.:
By:
Name:
Title: